EXHIBIT 10.41

Portion of this exhibit marked [*] are omitted and are requested to be treated confidentially.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective this      day of October 2003 (the “Effective Date”) between aaiPharma LLC, a Delaware limited liability company having an address at 2320 Scientific Park Drive, Wilmington, NC 28405, aaiPharma Inc., a Delaware corporation having an address at 2320 Scientific Park Drive, Wilmington, NC 28405 (hereinafter referred to collectively with aaiPharma LLC as “aaiPharma”), and Salix Pharmaceuticals, Inc., a California corporation having an address at 8540 Colonnade Center Drive, Suite 501, Raleigh, NC 27615 (hereinafter referred to as “Salix”).

WITNESSETH

WHEREAS, aaiPharma has developed an azathioprine product in several strengths (the “Licensed Product,” as defined in more detail below).; and

WHEREAS, Salix seeks an exclusive license to market, promote, sell, and distribute the “Licensed Product” in the Territory, and is willing to expend its reasonable efforts and resources to do so if it can obtain a license under the terms and conditions set forth herein; and

WHEREAS, aaiPharma wishes to grant to Salix such a license, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1. Definitions

1.1 “Competing Product” with respect to any country in the Territory shall mean a bioequivalent pharmaceutical product for human use approved by any national, federal, state or local regulatory agency, department, bureau or other government entity within the Territory, including but not limited to the United States’ Food & Drug Administration, that contains 25 mg, 75 mg, or 100 mg of azathioprine.

1.2 “GI Product” means any product indicated or developed for the treatment of gastrointestinal disease owned, developed, or licensed by aaiPharma, or any parent, subsidiary, or affiliate, other than (i) those containing omeprazole or S-omeprazole, or any derivatives thereof as an active ingredient or (ii) any 50 mg formulation of azathioprine sold by aaiPharma.

1.3 “Licensed Field” means all indications and uses for humans.

1.4 “Licensed Know-How” means (i) all know-how, trade secrets, formulations, methods of manufacture, and scientific, clinical and other data and information, whether or not patented or patentable, and any intellectual property rights, pertaining to Licensed Products for use in the Licensed Field, or pertaining to the manufacture or use of such formulations and (ii) any pharmacological, toxicological, pharmacokinetic, non-clinical data, and clinical data regarding Licensed Products available to aaiPharma and required by Salix to maintain current regulatory approvals or seek and obtain regulatory approvals or intellectual property rights protection for additional indications for Licensed Products or with respect to additional jurisdictions in the Territory and which, in each case, aaiPharma has the right to disclose, license, sublicense, and/or assign, as applicable, as of the Effective Date and during the Term of this Agreement or to which aaiPharma subsequently acquires the right to disclose, license, sublicense, or assign during the Term of this Agreement in the Territory.

1.5 “Licensed Products” means any and all products for use in the Licensed Field in the Territory that incorporate 25 mg, 75 mg, or 100 mg dosage formulations of azathioprine, including but not limited to such products as are currently sold by aaiPharma for human therapeutic use. For purposes of clarification, “Licensed Products” does not include the 50 mg formulation currently sold by aaiPharma.

1.6 “Licensed Trademarks” means AZASAN and any related trade dress and domain names (including but not limited to azasan.com or azathioprine.com) used or registered for use by aaiPharma with respect to any Licensed Products or their active ingredient(s).

1.7 “Net Sales” means the total sales price invoiced to a third party by Salix or any Salix Affiliate for the Licensed Products, after deducting (a) sales taxes or other taxes separately stated on the invoice, (b) shipping charges (including but not limited to related insurance) actually paid and separately stated on the invoice, (c) actual allowances, rebates, credits and refunds for returned or defective goods, (d) chargeback payments and rebates (or the equivalent thereof) granted to managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, (e) normal and customary trade and quantity discounts, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken, and (f) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Licensed Products into or out of a country in the Territory, provided that Net Sales shall not include amounts received from Salix Affiliates with respect to the sale or transfer of Licensed Products unless such Salix Affiliates are the end users of such Licensed Products.

1.8 “Product Approvals” means any approvals, licenses, registrations or authorizations granted by, or applications therefor made to, any national, federal, state or local regulatory agency, department, bureau or other government entity within the Territory, including but not limited to the United States’ Food & Drug Administration, necessary for the marketing, manufacture, use, storage, import, transport, or sale of Licensed Products in a regulatory jurisdiction in the Territory, including but not limited to those listed on Appendix A, attached hereto and incorporated herein by reference, and all correspondence, filings, and documents related thereto.

1.9 “Affiliate” means any firm, person or company which controls, is controlled by or is under common control with a party to this Agreement; as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person or company, whether through the ownership of voting securities, by contract or otherwise.

1.10 “Supply Agreement” means the separate Supply Agreement, dated as of the Effective Date, between Salix and aaiPharma under which aaiPharma shall supply, and Salix shall purchase, all of Salix’s and the Salix Affiliates’ needs for Licensed Product.

1.11 “Territory” means Canada, Mexico, and the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

2. Effectiveness; Grant of License; Term; Options.

2.1 Effectiveness. This Agreement shall only be effective upon the execution of the Supply Agreement and Quality & Compliance Agreement by each party hereto.

2.2 Exclusive License. Upon execution of this License Agreement, Salix shall pay aaiPharma [*] United States Dollars ($[*]). Upon receipt thereof, aaiPharma grants to Salix an exclusive royalty -bearing license to make and have made (solely (i) as permitted by the terms of Sections 3.1 and 3.10 of the Supply Agreement or (ii) upon expiration or termination of the Supply Agreement), use, offer for sale, market, promote, sell, import and export (solely among jurisdictions within the Territory), and distribute, and, for purposes of clarification but not limitation, enter into agreements with third parties, including Salix Affiliates, to co-promote and distribute within the Territory, the Licensed Products in the Territory under the Licensed Trademarks, or any other trademarks owned or licensed by Salix or its Affiliates, for all uses in the Licensed Field upon the terms and conditions set forth in this Agreement (the “Distribution and Trademark License”). In addition to the Distribution and Trademark License, aaiPharma grants Salix the right to use the marketing or advertising materials provided hereunder to market, offer for sale, sell, promote and distribute the Licensed Products in the Territory. Except with respect to existing inventories of Licensed Products no longer in aaiPharma’s reasonable control as of the Effective Date, aaiPharma shall no longer sell any Licensed Products. This Distribution and Trademark License is not intended to expand aaiPharma’s manufacturing and supply obligations, which are fully described in the Supply Agreement.

2.3 License Term. This agreement is effective as of the Effective Date and shall continue in perpetuity, unless otherwise terminated pursuant to Sections 2.4(b)(2), 10, or 11 below (the “Term”).

2.4 Assignment Option.

(a) Grant of Assignment Option. If, at any time during the Term but after the date [*] months following the Effective Date, (i) aaiPharma terminates its obligation to supply Licensed Products to Salix pursuant to the Supply Agreement, (ii) aaiPharma otherwise ceases, absent proper notice, to supply Licensed Products to Salix pursuant to the Supply Agreement, or (iii) either Salix or aaiPharma, respectively, sells, transfers, or otherwise disposes of all or substantially all of its assets to, or merges or consolidates into, in a single transaction or series of related transactions, an entity that is not controlled, directly or indirectly,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

by the stockholders of Salix or aaiPharma, respectively, immediately prior thereto (a “Salix Acquisition” and “aaiPharma Acquisition,” respectively), Salix has the option to cause aaiPharma to assign to Salix all of aaiPharma’s right, title, and interest to (i) Licensed-Know How, (ii) Licensed Products, (iii) Licensed Trademarks, (iv) Product Approvals, and (v) any intellectual property rights (including but not limited to patent rights), licenses, or other agreements or rights held by aaiPharma and necessary for the manufacture, supply, and sale of Licensed Products in the Territory, free and clear of any liens, claims, or encumbrances (the “Assignment Option”). The parties acknowledge and agree that the Assignment Option shall not include the assignment of any aaiPharma rights, title or interest outside the Territory.

(b) Exercise of Assignment Option

(1) aaiPharma shall (i) provide written notice to Salix regarding the cessation of its supply obligations to Salix pursuant to the Supply Agreement and (ii) provide written notice to Salix as soon as reasonably possible, but not later than [*] days, in advance of any aaiPharma Acquisition (collectively, “aaiPharma Notice”). Salix shall provide written to aaiPharma as soon as reasonably possible, but no later than [*] days, in advance of any Salix Acquisition (“Salix Notice”). The Assignment Option may be exercised by Salix by written notice to aaiPharma and payment of the Option Fee pursuant to Section 3.2 at any time within one (1) year following (i) its receipt of the aaiPharma Notice, (ii) aaiPharma’s failure, absent proper notice, to supply Licensed Products to Salix pursuant to the Supply Agreement, or (iii) its sending the Salix Notice. aaiPharma agrees to reasonably cooperate with Salix in its evaluation of the Assignment Option and respond to any questions Salix reasonably may have regarding such evaluation, including but not limited to details concerning the aaiPharma Acquisition as it relates to the Licensed Products, Licensed Trademarks, and any intellectual property rights (including but not limited to patent rights), licenses, or other agreements or rights necessary for the use, manufacture, supply, and sale of Licensed Products in the Territory.

(2) In the event that Salix exercises its Assignment Option, (i) aaiPharma shall immediately assign all of aaiPharma’s right, title, and interest to the (i) Licensed Know-How, (ii) Licensed Products, (iii) Licensed Trademarks, (iv) Product Approvals, and (v) any intellectual property rights (including but not limited to patent rights), licenses, or other agreements or rights held by aaiPharma and necessary for the use, manufacture, supply, and sale of Licensed Products in the Territory to Salix and provide Salix with copies of all books, records, and correspondence in its possession regarding the foregoing and (ii) this Agreement shall immediately terminate, subject to the further provisions of Section 12.3. Upon such exercise, aaiPharma and Salix shall negotiate in good faith a definitive asset purchase agreement providing for the assignment and transfer of such intellectual property and other materials, which agreement shall include representations and warranties and other terms and provisions customary in similar agreements.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.5 Right of First Discussion - GI Products.

(a) Grant of Right. aaiPharma grants to Salix the, first option to discuss (i) an exclusive license to any GI Product, with exclusive rights of sublicense, and (ii) an exclusive license to any Licensed Products for jurisdictions outside the Territory, with exclusive rights of sublicense, as described below (the “GI Product Option”). aaiPharma shall notify Salix in writing of the availability of any such GI Product, including reasonably sufficient detail, as determined in aaiPharma’s sole reasonable discretion, to enable Salix to evaluate its interest in licensing such GI Product, and Salix shall have a period of [*] days from the receipt of such disclosure (the “Evaluation Period”) within which to exercise such option in writing with respect to such GI Product.

(b) Exercise of Right. If Salix exercises its option with respect to a particular GI Product, the parties shall have an additional [*] day period following Salix’s exercise of its GI Product Option within which to negotiate in good faith during the Evaluation Period the terms of the license (the “Negotiation Period”). If Salix declines its option or fails to exercise its option with respect to such GI Product within the Evaluation Period, or the parties are unable to reach material agreement on the terms of a license agreement during the Negotiation Period with respect to such GI Product, aaiPharma shall be free to license its rights in such GI Product to any third party.

(c) 50 mg Formulation.

(1) aaiPharma grants to Salix the exclusive, first option to acquire an exclusive license, with exclusive rights of sublicense, to any 50 mg formulation of azathioprine (“50 mg Product”) if aaiPharma seeks to license such product to a third party, as described below (the “50 mg Option”). aaiPharma shall notify Salix in writing of the availability of any 50 mg Product, including reasonably sufficient detail, as determined in aaiPharma’s sole discretion, to enable Salix to evaluate its interest in licensing such 50 mg Product, and Salix shall have a period of [*] days from the receipt of such disclosure (the “50 mg Evaluation Period”) within which to exercise such option in writing with respect to such 50 mg Product. aaiPharma shall not offer, discuss, negotiate, or enter into a commercial license with any third party with respect to any 50 mg Product without first complying with the terms of the option described in this Section 2.5(c). The 50 mg Option shall be exercisable during the term of this Agreement and, if Salix exercises its Assignment Option pursuant to Section 2.4(b) above and is assigned the rights, titles, and interests to be assigned upon such exercise, for a period of [*] years following such assignment.

(2) If Salix exercises its option with respect to a 50 mg Product, the parties shall have an additional [*] day period following Salix’s exercise of its 50 mg Option within which to negotiate in good faith the terms of the license (the “50 mg Negotiation Period”), which terms shall be commercially reasonable and fairly reflect the relative contributions of both parties. If Salix declines its option or fails to exercise its option with

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

respect to such 50 mg Product within the 50 mg Evaluation Period, or the parties are unable to reach material agreement on the terms of a license agreement during the 50 mg Negotiation Period with respect to such 50 mg Product, aaiPharma shall be free to license its rights in such 50 mg Product to any third party.

3. Royalties and Option Fee

3.1 Royalties. Beginning on the first commercial sale of the Licensed Product in the Territory by Salix or a Salix Affiliate, Salix will pay earned royalties on all Net Sales of Licensed Product(s) purchased during the Term by Salix or Salix Affiliates pursuant to subsections (a) and (b) below.

(a) Prior to the marketing or sale of a Competing Product in the Territory during the Term of the Agreement, the royalty rate payable by Salix shall be [*] percent ([*]%) of Net Sales.

(b) Following the marketing or sale of a Competing Product in the Territory during the Term of the Agreement, the royalty rate payable by Salix for sales within the country in which such Competing Product is sold shall be [*] percent ([*]%) of Net Sales in the relevant country and shall remain at [*] percent ([*]%) of Net Sales in all other countries within the Territory in which no Competing Product is sold.

3.2 Option Fee. Upon exercise of the Assignment Option pursuant to Section 2.5, Salix shall pay aaiPharma an amount equal to the difference between (i) [*] times total Net Sales for the [*] month period (represented by the last [*] quarterly reports provided by Salix pursuant to Section 3.3) prior to the month in which Salix provides written notice of its exercise of the Assignment Option and (ii) [*] Dollars ($[*]), provided that, in any event, the amount payable hereunder shall not exceed [*] Dollars ($[*]). The amount denoted above shall be the total consideration paid to aaiPharma by Salix in connection with the exercise of such Assignment Option and for the assignments and transfers associated therewith; Salix shall not be required to pay any additional amounts of any kind in connection with its exercise of the Assignment Option, the assignment and transfer of all rights, materials, and assets to be acquired upon such exercise, or the undertaking of any related activities by aaiPharma as necessary to effect the exercise of the Assignment Option and all such assignments and transfers.

3.3 Reporting. Salix shall make quarterly written reports to aaiPharma, within thirty (30) days after the first day in each January, April, July, and October during the Term, stating the number, description, and aggregate Net Sales of Licensed Products sold or transferred during the preceding three calendar months and calculating the royalty payable as provided in Section 3.1. Until Salix or a Salix Affiliate has achieved the first commercial sale of a Licensed Product, a report shall be submitted by Salix at the end of each January and July after the Effective Date of

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this Agreement describing Salix’s marketing efforts made towards such first commercial sale in the Territory for all Licensed Products.

3.4 Payment. Concurrently with the delivery of the reports under Section 3.3, Salix shall pay to aaiPharma royalties on the Net Sales of the Licensed Products included therein or due for that period, in U.S. dollars at the royalty rates specified in Section 3.1, with the rate of exchange for any Net Sales of Licensed Product denominated in a currency other than U.S. dollars being the exchange rate which is the arithmetic mean of the opening telegraphic transfer selling and buying rate published by the American edition of the Wall Street Journal. U.S.-dollar equivalence shall be calculated on a quarterly basis, using the average of the exchange rate on the first and last business day of the quarter during the Term of this Agreement for each of the currencies in which Net Sales of Licensed Product(s) were made during the quarter. All payments due to aaiPharma under this Agreement shall be made in full without deduction for taxes, assessments or other charges of any kind or description; provided that Salix may only deduct any existing or future withholding taxes for taxes based on aaiPharma’s income which Salix is required to pay or withhold in the Territory on behalf of aaiPharma from any payment and royalty due hereunder as long as Salix provides aaiPharma with such documents as may reasonably be necessary to enable or assist aaiPharma to claim any available exemption therefrom.

3.5 Records; Audits. Salix shall keep, and shall ensure that the Salix Affiliates keep, complete, true and accurate books of account and records showing Net Sales and the derivation of all amounts payable to aaiPharma in connection with this Agreement. Such books of record shall be preserved for a period not less than two (2) years after their creation. Salix agrees to make these books of record available for audit by a nationally-recognized, independent accounting firm designated by aaiPharma, upon reasonable prior written notice and during normal business hours, but no more than once every twelve (12) months, for purposes of confirming proper payment of royalties under this Agreement. The records shall be treated as confidential, except as may be required in connection with the royalty obligations of this Agreement or aaiPharma’s royalty obligations to its licensors (if any). Such audits shall be at the expense of aaiPharma, unless an underpayment in excess of [*] percent ([*]%) is discovered in the course of any such audit, whereupon all reasonable, documented costs relating thereto shall be paid by Salix. Salix will promptly pay to aaiPharma the full amount of any underpayment determined by an audit under this section as well as any audit costs due pursuant to the immediately preceding sentence; aaiPharma will promptly pay to Salix the full amount of any overpayment determined by an audit under this section.

4. Adverse Event Reporting; Product Approvals.

4.1 Upon execution of this Agreement and from time to time, as reasonably requested by Salix, aaiPharma shall, provide Salix with (i) copies of Product Approvals and (ii) Licensed Know-How, including the availability of data and results obtained from non-clinical and clinical

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studies of the Licensed Products performed by aaiPharma, its consultants, contractors, agents, or other representatives. Upon the reasonable request of Salix, aaiPharma shall provide Salix with copies of such data and results that aaiPharma is legally entitled to disclose. Additionally, aaiPharma shall assist Salix in any reasonable manner with respect to Product Approvals (including but not limited to those that Salix may pursue with respect to additional indications or jurisdictions), as shall be reasonably requested by Salix as necessary to enable Salix to manufacture, sell, use, offer for sale, distribute, and market Licensed Products to the extent permitted by this Agreement, including but not limited to the assignment of any Product Approvals and provision and/or obtaining of appropriate correspondence, clearance or transfer letters, or any other form of authorization, license, permit, or the like from regulatory authorities with respect to Product Approvals, provided that Salix shall keep aaiPharma fully informed of such efforts and shall provide aaiPharma with copies of such correspondence. [*]

4.2. Salix shall have the right, so long as such actions are not inconsistent with the terms of this Agreement and the Supply Agreement, to make amendments to the Product Approvals, make additional applications thereunder, conduct such studies, or undertake any and all such actions as are necessary in order to maintain and apply for any marketing or product approvals, licenses, registrations or authorizations in the Territory with respect to Licensed Products, including but not limited to any such approvals with respect to (i) additional indications for Licensed Products or (ii) additional jurisdictions in the Territory, provided that Salix shall keep aaiPharma fully informed of such efforts, and shall provide aaiPharma with copies of such correspondence.

4.3 Each party shall report to the other in writing the occurrence or reporting of any adverse event occurring with respect to a Licensed Product to the other party immediately following a party’s receiving notice or otherwise becoming aware thereof for so long as aaiPharma owns any right, title, and interest to any product approvals, licenses, registrations or authorizations regarding Licensed Products. The recorded owner of the Product Approval in the relevant portion of the Territory shall be responsible for reporting to the appropriate regulatory authorities all adverse events related to the use of Licensed Products.

5. Generic Relabeling; Marketing Materials; Existing Agreements.

5.1 Upon execution of this Agreement, aaiPharma shall, [*].

5.2 Upon execution of this Agreement, aaiPharma shall cease to use the Licensed Trademarks, and trade dress associated therewith. Notwithstanding the foregoing, aaiPharma shall not be required to remove or relabel any 50 mg azathioprine product that has already been sent to a third party for distribution as of the Effective Date.

5.3 aaiPharma agrees to supply Salix with marketing and advertising materials, including but not limited to sales training materials, non-confidential customer information,

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promotional and marketing books and records, pamphlets, and other promotional items, in its possession pertaining to the Licensed Products, and to destroy any marketing and advertising materials in its possession that use or incorporate the Licensed Trademarks for products other than Licensed Products.

5.4 aaiPharma shall, in addition to, and without limitation of, any legal or equitable remedies available to Salix as a result of any breach by aaiPharma of this Agreement, be fully responsible and liable for any and all returns, rebates, chargebacks, discounts, other claims made by any third party, or any other financial liability or other liability of any kind related to Licensed Products manufactured and distributed by aaiPharma. Similarly, Salix shall, in addition to, and without limitation of, any legal or equitable remedies available to aaiPharma as a result of any breach by Salix of this Agreement, be fully responsible and liable for any and all returns, rebates, chargebacks, discounts, other claims made by any third party, or any other financial liability or other liability of any kind related to Licensed Products distributed by Salix, excluding only any liability (i) arising as a result of breach of this Agreement by aaiPharma or the negligence or willful misconduct of aaiPharma or (ii) otherwise indemnified by aaiPharma under this Agreement or the Supply Agreement.

5.5 As requested by Salix, aaiPharma shall use commercially reasonable efforts to (i) promptly assign, terminate, or remove the Licensed Products from, any existing agreements between aaiPharma and third parties that relate to the sale, marketing, or distribution of Licensed Products or to any agreements to the extent any such agreement relates to the sale, marketing, distribution, or promotion of Licensed Products, including but not limited to those agreements listed on Appendix B, attached hereto and incorporated herein by reference, and (ii) promptly take any and all such actions, and execute all such documents, as reasonably requested with respect to such agreements in order to permit the orderly termination, product removal or transfer to Salix of appropriate and/or applicable duties, rights, and obligations under such agreements.

6. Licensed Product Supply. aaiPharma shall supply, and Salix shall purchase, Licensed Products pursuant to the Supply Agreement.

7. Salix and aaiPharma Responsibilities.

7.1 Salix shall use commercially reasonable efforts to market and sell Licensed Products in the Territory during the Term of this Agreement.

7.2 aaiPharma shall, as reasonably requested by Salix, use commercially reasonable efforts to assist Salix in (i) enabling Salix or any designated alternative manufacturer(s) of Licensed Products to qualify and enable additional sites for the manufacture of Licensed Products in accordance with all legal and regulatory requirements and (ii) Salix’s efforts to maintain and/or obtain regulatory approvals for Licensed Products in the Territory, including but not limited to such approvals as may be necessary for marketing and selling Licensed Products (1) in additional jurisdictions within the Territory or (2) for additional indications, [*].

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7.3 Each party shall promptly report to the other in writing any adverse events, complaints, medical inquiries, or regulatory inquiries received with respect to the Licensed Products or any products containing azathioprine as an active ingredient.

7.4 aaiPharma shall [*] maintain the ANDA (as defined in the Supply Agreement) with respect to Licensed Products in a manner sufficient to ensure that Salix may sell Licensed Products in the United States, its territories and protectorates during the Term, provided that, with respect to any correspondence related thereto, aaiPharma shall promptly provide Salix (i) copies of any correspondence received from FDA and (ii) a reasonable opportunity to review and comment on any responses thereto proposed by aaiPharma and/or any other actions to be taken by aaiPharma with respect to the ANDA. Subject to the terms and conditions of this Agreement, [*] for seeking and maintaining Product Approvals with respect to (i) the sale of Licensed Products in additional jurisdictions in the Territory or (ii) additional indications of the Licensed Products.

8. Representatives and Meetings.

8.1 Each party shall designate a suitably skilled marketing representative and a suitably skilled business development representative, who shall be available for consultation and discussion with respect to commercialization matters. Each party shall also designate a suitably skilled technical representative, who shall use commercially reasonable efforts to be available for consultation and discussion with respect to technology transfer as needed to assist Salix or any designated alternative manufacturer(s) of Licensed Products to (i) qualify and enable additional sites for the manufacture of Licensed Products in accordance with all legal and regulatory requirements and (ii) to maintain and/or obtain regulatory approvals for Licensed Products in the Territory, including but not limited to such approvals as may be necessary for marketing and selling Licensed Products (1) in additional jurisdictions within the Territory or (2) for additional indications. [*]

8.2 Each party shall designate from time to time a primary contact who shall be responsible for scheduling and coordinating meetings, technology transfer, technical assistance and the like. The primary contact may, but need not, be one of the representatives described in Section 8.1, in each party’s discretion.

9. Confidential Information.

9.1 All aaiPharma technical, business and marketing information provided to Salix with respect to the Licensed Products, including, but not limited to the Licensed Know-How, is considered by aaiPharma to be proprietary and confidential (hereinafter the “aaiPharma Confidential Information”). Salix agrees to treat it as such, according the aaiPharma Confidential Information the same protections as Salix’s own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection. Salix agrees that it shall not use any such aaiPharma Confidential Information for any purpose other than for the purposes of exercising its rights or fulfilling its obligations under this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.2 All Salix technical, business and marketing information provided to aaiPharma with respect to the Licensed Products is considered by Salix to be proprietary and confidential (hereinafter the “Salix Confidential Information”). aaiPharma agrees to treat it as such, according the Salix Confidential Information the same protections as aaiPharma’s own proprietary and confidential information of a similar nature, which shall be no less than reasonable level of such protection. aaiPharma agrees that it shall not use any such Salix Confidential Information for any purpose other than for the purposes of exercising its rights or fulfilling its obligations under this Agreement.

9.3 The confidentiality obligations of this Section 9 shall not extend to information which:

(a) was known to the receiving party prior to disclosure under either this Agreement or the Confidentiality Agreement, dated September 26, 2002, executed by the parties, as evidenced by written records kept by the receiving party in the normal course of business; or

(b) is or becomes known to the public through no fault or action by the receiving party; or

(c) is disclosed to the receiving party without restriction on disclosure by a third party not under an obligation of secrecy to the disclosing party.

9.4 Each party acknowledges and agrees that (i) its obligations under this Section 9 are necessary and reasonable to protect the other party and its business, (ii) any violation of these provisions could cause irreparable injury to the other party for which money damages would be inadequate, and (iii) as a result, the other party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Section 9 without the necessity of proving actual damages. The parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission with respect to certain portions of this Agreement, the Supply Agreement, and the Quality and Compliance Agreement.

10. Termination by aaiPharma.

10.1 It is expressly agreed that, notwithstanding the provisions of any other section of this Agreement, if Salix should fail to deliver to aaiPharma any royalty at the time or times that the same should be due to aaiPharma or if Salix should in any material respect violate or fail to keep or perform any material covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event aaiPharma shall have the right to terminate this Agreement and the license herein provided for, by written notice to Salix if Salix has failed to cure any such breach within [*] days of Salix’s receipt of written notice from aaiPharma describing such breach.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.2 If Salix should be adjudged bankrupt or enter into an assignment for the benefit of its creditors, then in such event aaiPharma shall have the right to cancel and terminate this Agreement and the license herein provided for, by written notice to Salix.

10.3 If any material representation or warranty of Salix set forth in this Agreement was not true and correct in any material respect when made, aaiPharma shall have the right to terminate the this Agreement and the license herein provided for, effective immediately upon Salix’s receipt of written notice from aaiPharma.

11. Termination by Salix.

11.1 Salix, in its sole discretion and upon [*] written notice to aaiPharma, shall have the right to terminate this Agreement at any time following the [*] anniversary of the Effective Date .

11.2 If aaiPharma should in any material respect violate or fail to keep or perform any material covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event Salix shall have the right to terminate this Agreement by written notice to aaiPharma unless aaiPharma has cured any such breach within [*] days of receipt of written notice from Salix describing such breach.

11.3 If any representation or warranty of aaiPharma set forth in this Agreement was not true and correct in any material respect when made, Salix shall have the right to terminate this Agreement and the license herein provided for, effective immediately upon aaiPharma’s receipt of written notice from Salix, in Salix’s sole discretion.

12. Effects of Termination.

12.1 In the event of termination of this Agreement under the provisions of Article 10:

(a) Subject to the permission granted in Section 12.2 hereof, all licenses granted to Salix hereunder shall terminate and revert back to aaiPharma; Salix shall promptly transfer to aaiPharma or aaiPharma’s designee all registrations for Licensed Trademarks for the Licensed Products in the Territory, and Salix shall thereafter make no further use of the Licensed Products, the Distribution and Trademark License or such Licensed Trademarks, except as permitted under Section 12.2; and

(b) all written documents or tangible items containing the Licensed Trademarks or aaiPharma proprietary or Confidential Information shall be promptly returned by Salix, except as permitted under Section 12.2.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.2 In addition to the provisions of Section 12.1, upon termination of this Agreement under the provisions of Article 10 or Article 11, Salix shall provide aaiPharma with a written inventory of all Licensed Products in the process of manufacture by or at the request of Salix or a Salix Affiliate or in the possession or control of Salix or a Salix Affiliate. Except with respect to termination by aaiPharma pursuant to Sections 10, Salix and such Salix Affiliate shall have the privilege of completing the manufacture of Licensed Products in process and selling such Licensed Products or any Licensed Products in the possession or control of Salix or a Salix Affiliate at the time of termination during a period of time which aaiPharma shall alone determine, but which shall be not less than [*] from the date of the notice of termination. During this period, aaiPharma will have the right to enter into agreements with one or more third parties with respect to the subject matter of this Agreement. Upon termination, all Licensed Products, unused labels, advertising or other printed matter and containers bearing Salix’s trademarks for Licensed Products which are not disposed of as provided above shall be destroyed, at Salix’s sole expense.

12.3 In the event this Agreement expires or terminates pursuant to Articles 10 or 11 or Section 2.4(b)(2), the provisions of this Article 12, the representations and warranties made by each party herein, the indemnifications of Sections 13.1 and 16 of this Agreement, and those Sections identified in Article 25 hereof shall survive such termination. In the event Salix exercises the Assignment Option and this Agreement terminates pursuant to Section 2.4(b)(2), the 50 mg Option shall survive such termination for a period of [*] years following the assignment of rights pursuant to such exercise of the Assignment Option.

12.4 Any termination or cancellation under any provision of this Agreement shall not relieve Salix of its obligation to pay any royalty or other fees due or owing at the time of such cancellation or termination or accruing thereafter.

13. Patents and Third Party Rights.

13.1 Defense Against Third Party Claims.

(a) If the production, sale or use of Licensed Products in the Territory under this Agreement results in any claim by a third party against Salix or a Salix Affiliate for infringement of such third party’s patent or other intellectual property rights, Salix shall promptly notify aaiPharma thereof in writing, setting forth the facts of such claim in reasonable detail. The parties shall consult with each other in good faith regarding any claim of patent infringement and how it may best be resolved in a manner allowing for continued manufacture and sale of Licensed Products hereunder.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) aaiPharma represents and warrants that (i) during the Term, the manufacture of Licensed Products by aaiPharma does not violate any third party patent(s), trade secret(s) and/or other intellectual property right(s) in the United States, (ii) as of the Effective Date, any label(s), package insert(s) and any other trade literature or marketing materials supplied by aaiPharma with regard to the Licensed Product do not violate any third party patent(s), copyright(s), trademark(s), trade secrets and/or other intellectual property rights in the United States, (iii) as of the Effective Date, the use of the Licensed Trademarks in the United States to market or sell Licensed Products for human use in the United States does not violate any United States trademark(s) and/or other intellectual property rights in the United States, (iv) as of the Effective Date, the sale and distribution, of Licensed Products in the United States in the ordinary course of business for use as indicated on the package insert will not infringe any valid third party patents relating to the Licensed Products and their manufacture, (v) as of the Effective Date, no third party licenses, other agreements securing the right to use third party intellectual property, patents, or other proprietary rights are necessary to enable Salix to sell or distribute the Licensed Products in the United States, except those licensed or granted by aaiPharma herein, and (vi) as of the Effective Date, any labels package inserts or other trade literature supplied by aaiPharma do not infringe any third party copyrights, trademarks, or other intellectual property rights in the United States (the “Infringement Warranty”). Subject to the provisions of this Section 13.1(b), and in addition to any indemnification obligations under Section 16.2, aaiPharma shall indemnify and hold harmless Salix, its Affiliates and their respective officers, directors, shareholders, successors and assigns, employees (“Salix Indemnified Parties”) from and against any and all claims, suits, losses, damages, judgments, costs, fees, and expenses, including, without limitation, reasonable attorney’s fees (collectively, “Losses”) resulting from or arising out of any alleged breach of the Infringement Warranty; provided that aaiPharma shall not be obligated to so indemnify Salix Indemnified parties pursuant to this Section 13.1(b) to the extent that the alleged infringement arises out of (i) Salix’s breach or non-compliance with any of the provisions of this Agreement or (ii) the negligence or intentional wrongdoing by any of the Salix Indemnified Parties in connection with one or more acts that gave rise to the suit. Counsel shall be selected by aaiPharma and be acceptable to Salix which acceptance shall not be unreasonably withheld. A single counsel may simultaneously represent both parties in an action unless counsel advises that a conflict exists between the interests of aaiPharma and Salix with respect to such action such that it would be inappropriate for aaiPharma and Salix to be represented by the same counsel. If aaiPharma is unable to procure any license from a third party owning or controlling rights that would be infringed or misappropriated by the manufacture, use, sale, offer for sale of Licensed Products in the United States on commercially reasonable terms, aaiPharma shall so notify Salix and Salix shall discontinue manufacturing, using and selling such Licensed Product; provided that prior to being required to cease such activities, (i) the parties shall first confer in good faith as promptly as practicable as to whether to alter their approach to the infringing activities with respect to the Licensed Product that would avoid such infringement without adversely affecting their rights under this Agreement or otherwise adversely affecting the manufacture, use, marketing, sale, or distribution of Licensed Product in the United States, and (ii) the third party owning (or having the right to license) such technology shall have refused to grant a license to aaiPharma under terms acceptable to aaiPharma and the third party, and (iii) aaiPharma shall have afforded Salix an opportunity to seek such third party license directly and, within [*] of being given such opportunity, reach agreement on material terms with respect to such license.

(c) If as a result of litigation or settlement with respect to breach of the Infringement Warranty, Salix is required to enter into a license or other agreement requiring it to pay any royalties or make any payment of any kind to enable Salix to continue the manufacture, use, marketing, distribution, or sale of Licensed Products in the United States, Salix may deduct from the quarterly royalty payment provided in Section 3 the full amount paid by Salix to such third party, until such time as Salix has deducted an aggregate amount equal to [*] percent ([*]%) of the amount so paid to such third party. If the manufacture, use or sale of Licensed Products infringes, or is likely to infringe, the patent rights of a third party and is not likely to be resolved in a manner allowing for continued manufacture, use, marketing, distribution, and sale of the Licensed Products in the United States, Salix may terminate the license rights under this Agreement with respect to the United States, upon written notice to aaiPharma. Notwithstanding the foregoing, nothing in this Section 13.1(c) shall relieve aaiPharma of its indemnification obligations under Section 13.1(b).

(d) Notwithstanding subsections (a) through (c) above, upon Salix’s exercise of the Assignment Option, aaiPharma shall have no further rights or obligations with respect to any patent infringement defense or similar or related litigation.

13.2 Infringement by Third Parties.

(a) Each party shall promptly notify the other if it is believed that substantial infringement or misappropriation of the Licensed Trademarks by a third party has occurred or has been threatened, or if it becomes aware of any challenge to the validity or interpretation of the Licensed Trademarks. Salix shall have the first right, but not the obligation, to assume the primary right and responsibility to take any and all actions seeking to prevent and/or cause the discontinuance of any infringement of the Licensed Trademarks, or defend such challenge. aaiPharma agrees that it will, at Salix’s request and expense, furnish such reasonable assistance as may be required to assist in preventing or discontinuing any such infringement or defending against such challenge, and shall join Salix as a named party if required by law or otherwise reasonably advisable to do so. If Salix brings suit under this paragraph:

(i) Salix shall defend the validity and enforceability of the Licensed Trademarks in any such suit in a commercially reasonable manner; and

Salix shall be permitted to deduct the out-of-pocket expenses related to the suit and any related settlement from any recovery, lump-sum settlement or royalty payment made to Salix by the alleged infringer. Any remaining amount reasonably attributable to lost sales of Licensed

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Products shall be treated as if it were Net Sales made by Salix and included in the calculation of royalties pursuant to Section 3.1, with aaiPharma receiving a royalty thereon and Salix retaining the balance.

(b) If Salix chooses not to act under Section 13.2(a), aaiPharma shall have the right, at aaiPharma’s sole expense, to prevent and/or cause the discontinuance of any infringement of the Licensed Trademarks or defend any challenge to the validity or interpretation of the Licensed Trademarks. In such event, aaiPharma may, but is not required to, pursue discontinuance of the alleged infringement or deal with such challenge, or bring suit against such third party. Salix will, at the request and expense of aaiPharma, give reasonable assistance to aaiPharma in the prosecution of any such suit brought by aaiPharma pursuant to this subsection(b).

(c) Notwithstanding the foregoing, upon Salix’s exercise of the Assignment Option, aaiPharma shall have no further right to prosecute or otherwise participate in any litigation regarding the infringement of the Licensed Trademarks by a third party.

13.3 Participation Right. Notwithstanding the foregoing, Salix shall be entitled to participate through counsel of its own choosing in any legal action described in 13.1, at Salix’s sole discretion and at its own cost. Notwithstanding the foregoing, until such time, if any, as Salix exercises the Assignment Option, aaiPharma shall be entitled to participate through counsel of its own choosing in any legal action described in 13.2, at aaiPharma’s sole discretion and at its own cost.

14. Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

15. Assignments. This Agreement is binding upon and shall inure to the benefit of each party, their successors and assigns, provided that neither party may assign this Agreement, and aaiPharma may not assign the ANDA, without the prior written consent of the other, which consent shall not be unreasonably withheld, and further provided that, notwithstanding the foregoing, either party may assign this Agreement and its rights and obligations hereunder, and aaiPharma may assign the ANDA, without the other party’s consent (a) in connection with the transfer or sale of all or substantially all of its assets or business, its merger, or consolidation with another company, or (b) to any Affiliate; provided that in the event of the assignment to an Affiliate, the assigning party shall remain jointly and severally liable with the Affiliate for any and all obligations and responsibilities of such assigning party.

16. Indemnification.

16.1 By Salix. Salix agrees to indemnify, hold harmless and defend aaiPharma, its Affiliates and their respective officers, directors, shareholders, employees, successors and assigns (collectively, the “aaiPharma Indemnified Parties”), against any and all Losses asserted by third parties, both government and private, resulting from or arising out of (i) the sale of Licensed

Products under this Agreement, (ii) Salix’s breach of any of its representations and warranties set forth in Section 19 of this Agreement, or (iii) the gross negligence or willful misconduct of any of the Salix Indemnified Parties; provided, however, that Salix shall not be required to indemnify, hold harmless and defend any aaiPharma Indemnified Party against any Losses attributable to or arising out of any aaiPharma Indemnified Party’s (i) negligence or willful misconduct, (ii) breach of this Agreement, or (iii) failure to comply with all applicable laws, rules, and regulations.

16.2 By aaiPharma. aaiPharma agrees to indemnify, hold harmless and defend Salix Indemnified Parties against any and all Losses asserted by third parties, both government and private, resulting from any aaiPharma Indemnified Party’s (i) gross negligence or willful misconduct, (ii) breach of any of its representations and warranties set forth in Section 19 of this Agreement, or (iii) failure to comply with any laws, rules, and regulations; provided, however, that aaiPharma shall not be required to indemnify, hold harmless and defend any Salix Indemnified Party against any Losses for which Salix assumed responsibility under Section 16.1 or for any Losses attributable to or arising out of any Salix Indemnified Party’s (i) negligence or willful misconduct, (ii) breach of this Agreement, or (iii) failure to comply with all applicable laws, rules, and regulations. The obligations under this Section 16.2 are in addition to any obligations of aaiPharma under Section 13.1(b).

16.3 Procedure. If either party is seeking indemnification under Section 16.1 or 16.2, it shall inform the indemnifying party of the claim or Losses giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim or becoming aware of such Losses. The indemnifying party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the indemnified party under Section 16.1 or 16.2. The indemnified party shall cooperate with the indemnifying party (and its insurer) as the indemnifying party may reasonably request, and at the indemnifying party’s sole cost and expense. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying party. Neither party shall have the obligation to indemnify the other party in connection with any settlement made without the indemnifying party’s written consent, provided that the indemnifying party does not unreasonably withhold or delay any such written consent. If the parties cannot agree as to the application of Sections 16.1 or 16.2 to any claim or losses, the parties may conduct separate defenses of such claims, with each party retaining the right to claim indemnification from the other in accordance with Section 16.1 or 16.2 upon resolution of the underlying claim.

17. Insurance.

17.1 Salix. Salix covenants that, prior to offering for sale of any Licensed Products to any third party, Salix (and/or the Salix Affiliate, as appropriate) shall obtain comprehensive general liability insurance and products liability insurance coverage with reputable and financially secure insurance carrier(s) covering such risks as are reasonably appropriate to sound business judgment and Salix’s obligations and activities contemplated by this Agreement, in an amount reasonably sufficient to protect against liability under Section 16.1 above. At

aaiPharma’s written request, Salix shall furnish a Certificate of Insurance evidencing primary coverage and requiring [*] days’ prior written notification of cancellation to aaiPharma.

17.2 aaiPharma. aaiPharma covenants that aaiPharma shall obtain and maintain comprehensive general liability insurance and products liability insurance coverage with reputable and financially secure insurance carrier(s) covering such risks as are reasonably appropriate to sound business judgment and aaiPharma’s obligations and activities contemplated by this Agreement, in an amount reasonably sufficient to protect against liability under Section 16.2 above. At Salix’s written request, aaiPharma shall furnish a Certificate of Insurance evidencing primary coverage and shall provide [*] days’ prior written notification of cancellation to Salix.

18. Independent Contractors. Each party, for all purposes related to this Agreement, shall be deemed an independent contractor of the other party, and nothing in this Agreement shall be deemed to create a relationship of agency or to constitute the parties as partners or joint venturers.

19. Representations and Warranties.

19.1 By aaiPharma. aaiPharma hereby represents and warrants to Salix that, as of the Effective Date, the following statements are true and correct:

(a) aaiPharma LLC is a limited liability company duly organized and validly existing under the laws of Delaware; aaiPharma Inc. is a corporation duly organized and validly existing under the laws of Delaware. aaiPharma LLC and aaiPharma Inc. have the power and authority to enter into and perform this Agreement.

(b) All corporate action on the part of aaiPharma necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of aaiPharma.

(c) No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other third party, is required in connection with aaiPharma’s execution, delivery and performance of this Agreement or, if any such consent is required, aaiPharma has satisfied any applicable requirements.

(d) aaiPharma represents and warrants that there are no outstanding written or oral agreements binding on aaiPharma or its assets that conflict with this Agreement or restrict aaiPharma from entering into this Agreement. This Agreement is enforceable against aaiPharma in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

or similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity (whether applied by a court of law or equity) and the effect of public policy.

(e) aaiPharma owns all right, title, and interest to the Licensed Know-How, Licensed Trademarks in the United States, the applications for the Licensed Trademarks in Mexico and Canada, and Product Approvals filed in the United States as of the Effective Date, free of any liens, claims, security interests, or other encumbrances of any kind.

(f) There are no actions, suits or proceedings pending or, to aaiPharma’s knowledge, threatened, against aaiPharma before or by any governmental authority which question (i) aaiPharma’s right to enter into or perform this Agreement, (ii) the validity of this Agreement, or (iii) the validity of any Product Approval; and aaiPharma has no knowledge of a claim pending, threatened or previously made against aaiPharma relative to the Licensed Products, Licensed Know-How, or Licensed Trademarks (i) alleging infringement or misappropriation of any copyright, patent, trade secret, trademark or other intellectual property right of any third party or (ii) making any personal injury, product liability, or other similar form of claim with respect to Licensed Products or azathioprine.

(g) aaiPharma does not own any interest in, has not filed, and has not licensed, exclusively or nonexclusively, any patents, patent applications, or other form of intellectual property rights protection which claim or describe Licensed Products, azathioprine, or any aspect of Licensed Products’ or azathioprine’s sale, manufacture, or use.

(h) aaiPharma is not aware of any third party activities which would constitute misappropriation or infringement of the Licensed Products, Licensed Know-How, or Licensed Trademarks.

(i) All data and information provided to Salix related to Licensed Products, including that contained in or used in securing or maintaining the Product Approvals in effect as of the Effective Date, is, to aaiPharma’s knowledge, true and accurate in all material respects, and aaiPharma is not aware of any additional information or data that is necessary to make the data and information provided to Salix true, accurate, and not misleading in all material respects, including but not limited to any threatened or pending investigation or action by FDA with respect to Licensed Products.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, AAIPHARMA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATEVER, BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AAIPHARMA SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

19.2 By Salix. Salix hereby represents and warrants to aaiPharma that, as of the Effective Date, the following statements are true and correct:

(a) Salix is a corporation duly organized and validly existing under the laws of California, and has the corporate power and authority to enter into and perform this Agreement.

(b) All corporate action on the part of Salix necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of Salix.

(c) No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other third party, is required in connection with Salix’s execution, delivery and performance of this Agreement or, if any such consent is required, Salix has satisfied the applicable requirements.

(d) Salix represents and warrants that there are no outstanding written or oral agreements binding on Salix or its assets that conflict with this Agreement or restrict Salix from entering into this Agreement. This Agreement is enforceable against Salix in accordance with the terms of this Agreement, subject to the effect of bankruptcy, insolvency, or similar laws affecting the rights and remedies of creditors generally and the effects of general principles of equity (whether applied by a court of law or equity) and the effect of public policy.

(e) There are no actions, suits or proceedings pending or, to Salix’s knowledge, threatened, against Salix before any governmental authority which question Salix’s right to enter into or perform this Agreement, or which question the validity of this Agreement.

19.3 Salix further represents and warrants that (i) Salix and the Salix Affiliates shall comply with all applicable laws relating to its marketing, promotion, sale and distribution of the Licensed Products; (ii) Salix and the Salix Affiliates shall not export Licensed Products to any countries outside the Territory nor will they sell Licensed Products to any third party whom they have reason to believe will export the Licensed Products outside the Territory.

19.4 aaiPharma further represents, warrants, and covenants that (i) aaiPharma and its Affiliates shall comply with all applicable United States laws relating to its activities with respect to Licensed Products and (ii) aaiPharma and its Affiliates shall not (1) import or export Licensed Products into any countries inside the Territory, (2) sell Licensed Products in the Territory, nor (3) sell Licensed Products to any third party whom they have reason to believe will sell, export, or import the Licensed Products into any jurisdiction in the Territory

20. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina, which courts shall have exclusive jurisdiction over such matters. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts.

21. Notices. Any notice required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified air mail service, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

SALIX:

8540 Colonnade Center Drive

Suite 501

Raleigh, NC 27615

Attn: Stephen D. Celestini, General Counsel

Tel 919-862-1000

Fax 919-862-1095

AAIPHARMA:

President

aaiPharma, Inc.

2320 Scientific Park Drive

Wilmington, NC 28405

Tel: 910-254-7000

Fax: 910-815-2387

With a copy sent to:

aaiPharma Inc.

2320 Scientific Park Dr.

Wilmington, NC 28409

Attn: General Counsel

Fax: (910) 815-2387

All notices under this Agreement shall be deemed received (i) upon receipt when sent by hand, (ii) two (2) business days after deposit with a recognized international overnight courier, (iii) upon confirmation of delivery when sent by facsimile and (iv) five (5) business days after deposit in registered or certified air mail service. A party may change its contract information immediately upon written notice to the other party in the manner provided in this Section.

22. Complete Agreement. It is understood and agreed between aaiPharma and Salix that this Agreement, the Supply Agreement, and the Quality and Compliance Agreement constitute the entire agreement, both written and oral, between the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No modification of this Agreement shall be effective unless in writing and executed by both parties.

23. Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

24. Force Majeure. Neither party will be liable for any failure to perform as required by this Agreement, if the failure to perform is caused by circumstances reasonably beyond such party’s control, such as labor disturbances, accidents, civil disorders, governmental law or regulation, failure of utilities, mechanical breakdowns, material shortages, or other such occurrences; provided, however, that such party shall use reasonable efforts to overcome such circumstances.

25. Survival. The provisions of Sections 1, 2.4(b), 2.5(c), 3, 5.4, 7.3, 9, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24, 25, and 28 shall survive the expiration or termination of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

27. Press Release. The parties agree that Salix and aaiPharma shall each issue a press release on the business day following the Effective Date, unless otherwise mutually agreed upon by the parties. No press release shall be issued except upon the prior consent of both parties, which consent shall not be unreasonably withheld.

28. Limitation on Liability. OTHER THAN THE DAMAGES OF THIRD PARTIES WHICH A PARTY HERETO IS OBLIGATED TO DISCHARGE OR PAY PURSUANT TO SECTION 13.1 AND ARTICLE 16 HEREOF, NEITHER AAIPHARMA NOR SALIX OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature page to follow.]

IN WITNESS WHEREOF, both aaiPharma and Salix have executed this License Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written.

AAIPHARMA LLC		SALIX PHARMACEUTICALS, INC.

By:	/s/ David Hurley	By:	/s/ Carolyn J. Logan

Name:	David Hurley	Name:	Carolyn J. Logan

Title:	President	Title:	President and CEO

AAIPHARMA INC.

By:	/s/ David Hurley

Name:	David Hurley

Title:	Executive Vice President

Appendix A – Product Approvals

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[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Appendix B – Existing Agreements

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6.	Customer contracts with the following:

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[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.